EXHIBIT 23.2

                  INDEPENDENT AUDITORS' CONSENT

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated July 10, 1998 with respect to the financial statements of Design Crafting, Inc. in the Registration Statement (Form S-2) and related prospectus of DynamicWeb Enterprises, Inc. for the registration of 1,039,872 shares of its common stock and to the incorporation by reference therein of our report dated November 11, 1997
(December 12, 1997 with respect to Note F, December 12, 1997 with respect to Note G[6] and January 9, 1998 with respect to Note G[5]) with respect to the consolidated financial statements of DynamicWeb Enterprises, Inc. and subsidiaries included in its annual report (Form 10-KSB) for the year ended September 30, 1997, filed with the Securities and Exchange Commission.

/s/ Richard A. Eisner & Company, LLP

New York, New York
November 13, 1998